EXHIBIT 9(b)(ix)

                   AMENDMENT NO. 4 TO ADMINISTRATION AGREEMENT
             BETWEEN FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY AND
                                   SSgA FUNDS


This Amendment No. 4 amends the Administration Agreement ("Agreement") dated April 12, 1988 as previously amended by and between Frank Russell Investment Management Company, a Washington corporation ("Administrator") and SSgA Funds, a Massachusetts business trust ("Fund"). The Fund is an open-end investment management company registered under the Investment Company Act of 1940, as amended. Administrator acts as administrator for the Fund pursuant to the terms of the Agreement. Fund and Administrator now desire to amend Schedule A to the Agreement to establish a new fee schedule under the following terms and conditions:

1. Schedule A. Schedule A to the Agreement is hereby amended to read in its entirety as Schedule A attached to this Amendment.

2. Effective Date. The effective date of this amendment shall be as stated on the attached Schedule.

3. Other Terms. All other terms of the Agreement shall remain in full force and effect.

DATED this 10th day of April, 1997.



SSgA FUNDS                                             FRANK RUSSELL INVESTMENT
                                                          MANAGEMENT COMPANY



By /s/J. David Griswold                    By /s/George W. Weber
   -----------------------                    -------------------------
   Its Vice President and Secretary           Its Senior Vice President and Fund
   --------------------------------           ----------------------------------
                                              Treasurer
                                              ---------


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                               SCHEDULE A --- FEES

                 Effective November 14, 1996 and April 10, 1997


A. Administrative Services Fee. For all services provided by Administrator pursuant to the Agreement ("Administrative Services"), the Fund agrees to pay Administrator an annual fee ("Administrative Services Fee") equal to (x) the sum of the products of the average daily net assets for each Portfolio of the Fund multiplied by the following percentages:

Portfolio's Average Daily Net Assets                               Rate
------------------------------------                               ----

Domestic Portfolios
-------------------
$0 to and including $500 million                                  0.0006
Over $500 million to and including $1 billion                     0.0005
Over $1 billion                                                   0.0003

International Portfolios
------------------------
$0 to and including $500 million                                  0.0007
Over $500 million to and including $1 billion                     0.0006
Over $1 billion to and including $1.5 billion                     0.0004
Over $1.5 billion                                                 0.0003

less (y) an amount equal to the sum of distribution expenses incurred by the Fund's Distributor on behalf of the Fund up to a maximum of:

              (i) 10% from January 1, 1997 to December 31, 1997 (as approved at a duly constituted meeting of the Board of Trustees on November 14, 1996);
              (ii)     5% from January 1, 1998 to December 31, 1998; and
              (iii)    0% from January 1, 1999 thereafter

of the amount determined in (x). For purposes of calculating the Administrative Services Fee, distribution expenses described in (y), above, shall include all expenses incurred in connection with the distribution of Fund shares whether or not payable by the Fund under any applicable Rule 12b-1 Plan and shall include
(i) securities licensing fees, (ii) industry association membership fees, (iii) ratings services, (iv) periodicals, (v) parking and other similar benefits to employees of the Distributor, (vi) office equipment, (vii) Distributor employee costs including salary, bonuses and benefits and (viii) office space. For purposes of determining the breakpoints in calculating (x) above, the assets of all Domestic Portfolios will be aggregated.

The Administrative Services Fee shall be accrued daily at a rate of 1/365th of the annual fee and shall be based upon the average daily net assets of each Portfolio during the calendar month. The Administrative Services Fee shall be payable monthly on the first business day following month end.

B. Reimbursement of Expenses. In addition to paying the Administrative Services Fee, the Fund shall reimburse Administrator on invoice for (i) out-of-pocket expenses, and (ii) start-up costs for each new Portfolio incurred through the first 6 months after the SEC effective date of the new Portfolio (including out-of-pocket and personnel costs).